Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization
ERT Services, Inc.	Delaware

eRT Investment Corporation	Delaware

eRT Tech Corporation	Delaware

Covance Cardiac Safety Services Inc.	Pennsylvania

eResearchTechnology Limited	United Kingdom

eResearchTechnology UK 1 Limited	United Kingdom

eResearchTechnology UK 2 Limited	United Kingdom

eResearchTechnology GmbH	Germany

Biosigna GmbH	Germany

eResearchTechnology Europe GmbH	Germany

eResearchTechnology Germany GmbH & Co. KG	Germany